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EXHIBIT 11.     STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

City National Bancshares Corporation

Computation of Earnings Per Common Share on a
Basic &  Diluted Basis

In thousands, except per share data

                                                                       Three Months Ended
                                                                           March 31,
                                                                    ------------------------

                                                                      2000             1999
                                                                      ----             ----
Net income                                                         $      70        $    306

Dividends paid on preferred stock                                         87             107
                                                                   ---------        --------

Net (loss) income applicable to basic
   common shares                                                         (17)            199

Interest expense on dilutive convertible
    subordinated debentures, net of
    income tax                                                             -               3
                                                                   ---------        --------


Net (loss) income applicable to diluted shares                     ($     17)       $    202
                                                                   =========        ========

Number of average common shares:
Basic                                                                119,571         118,221
                                                                   =========        ========

Diluted:
    Average common shares outstanding                                119,571         118,221
    Average dilutive convertible subordinated
      debentures convertible to common shares                              -          13,850
                                                                   ---------        --------
                                                                     119,571         132,071
                                                                   =========        ========

Net (loss) income per common  share
    Basic                                                          $    (.14)       $   1.68
    Diluted                                                             (.14)           1.53




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